Exhibit 23.1

Consent of Independent Registered Public Accounting Firms

We consent to the incorporation by reference in this Registration Statement (Form F-3) of:

(i)	our report dated March 2, 2015, with respect to the consolidated balance sheets of TOTAL S.A. and its subsidiaries as of December 31, 2014, 2013 and 2012, and the related consolidated statements of income, comprehensive income, cash flows and changes in shareholders’ equity for each of the three years in the period ended December 31, 2014 (our report thereon refers to the change in the presentation currency of the consolidated financial statements of TOTAL S.A. from the euro to the US dollar), and

(ii)	our report dated March 2, 2015, with respect to the effectiveness of TOTAL S.A. and its subsidiaries’ internal control over financial reporting as of December 31, 2014,

which reports appear in the Annual Report on Form 20-F of TOTAL S.A for the year ended December 31, 2014 filed with the Securities and Exchange Commission on March 26, 2015, as amended on March 27, 2015.

We also consent to the references to our firms under the heading “Experts” in this Registration Statement and under the heading “Selected Financial Data” in the Annual Report on Form 20-F of TOTAL S.A., as amended, for the year ended December 31, 2014, which is incorporated by reference in this Registration Statement.

Paris La Défense, April 16, 2015

KPMG Audit	ERNST & YOUNG Audit

/s/ MICHEL PIETTE	/s/ VALERIE BESSON	/s/ YVON SALAUN	/s/ LAURENT MIANNAY

Michel Piette	Valérie Besson	Yvon Salaün	Laurent Miannay
Partner	Partner	Partner	Partner